EXHIBIT 99.1

NEWS RELEASE

KLA-Tencor Contacts:	Jeff Hall
Chief Financial Officer
(408) 875-6800
jeff.hall@kla-tencor.com

Uma Subramaniam (Media)
Director, Corporate Communications
(408) 875-5473
uma.subramaniam@kla-tencor.com

ADE Contact:	Brian James
EVP and CFO
(781) 467-3500

FOR IMMEDIATE RELEASE

February 23, 2006

KLA-TENCOR TO ACQUIRE ADE CORPORATION

Leader in Semiconductor Yield Management and Process Control to Acquire

Leader in Bare-Wafer Metrology and Inspection

SAN JOSE, CA and WESTWOOD, MA – KLA-Tencor Corporation (NASDAQ: KLAC) and ADE Corporation (NASDAQ: ADEX) today jointly announced that they have signed a definitive agreement for KLA-Tencor to acquire ADE in a stock-for-stock transaction valued at approximately $488 million based on the closing price of KLA-Tencor on February 22, 2006.

"This combination will allow us to use the significant industry presence of KLA-Tencor to accelerate the growth and development of new products within the semiconductor device area while also providing us with access to its world-wide semiconductor customer base," said Dr. Chris L. Koliopoulos, ADE's CEO and president. "Our current customers in the bare silicon wafer manufacturing industry will also gain access to a broader portfolio of defect inspection and metrology solutions.”

According to KLA-Tencor’s Chief Executive Officer Rick Wallace, “This acquisition is in line with our strategy to expand into adjacent markets with solid growth prospects. ADE is a well-managed company that has built a strong position in the bare-wafer market.”

Pursuant to the agreement, which has been unanimously approved by the boards of directors of both companies, each share of ADE common stock will be exchanged for

0.64 shares of KLA-Tencor common stock on a fixed basis. The transaction is anticipated to be a tax-free exchange to ADE stockholders and will be subject to customary closing conditions, including regulatory approvals and approval by ADE stockholders. The transaction is expected to close by early in the third calendar quarter of 2006.

A joint conference call with management participation from both ADE and KLA-Tencor will be held Monday, February 27, at 7:00 a.m. Pacific Standard Time. The call will also be simultaneously webcast at www.kla-tencor.com and www.ade.com where a replay of the webcast will also be made available.

Important Information

This document may be deemed to be solicitation material in respect of the proposed business combination of KLA-Tencor and ADE. In connection with the proposed transaction, a registration statement on Form S-4 will be filed by KLA-Tencor with the SEC. STOCKHOLDERS OF ADE ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to stockholders of ADE and stockholders may obtain a free copy of the disclosure documents (when they become available) and other documents filed by ADE and KLA-Tencor with the SEC at the SEC’s website at www.sec.gov, from ADE Corporation, 80 Wilson Way, Westwood, Massachusetts 02090, Attention: Chief Financial Officer, or from KLA-Tencor Corporation, 160 Rio Robles, San Jose, California 95134, Attention: General Counsel.

KLA-Tencor, ADE and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding KLA-Tencor’s directors and executive officers is available in KLA-Tencor’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on October 13, 2005, and information regarding ADE’s directors and executive officers is available in ADE’s annual report on Form 10-K for the year ended April 30, 2005, and its proxy statement for its 2005 annual meeting of stockholders, which are filed with the SEC. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

About ADE Corporation

ADE Corporation is a leading supplier of metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic data storage and optics manufacturing industries. Wafer suppliers and device manufacturers worldwide rely on ADE measurement and inspection systems to certify and ensure the highest quality bare silicon substrates. ADE’s most recent generation of products serve both 65nm in-line manufacturing applications and 45nm process development. Semiconductor device yields begin with the bare wafer and ADE’s leading technology provides early insight into surface defect, shape, flatness and nanotopography of these advanced 300mm substrates. Additional information about ADE is available on the Internet at http://www.ade.com.

About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor was named one of the Best Managed Companies in America for 2005 by Forbes Magazine and is the only company in the semiconductor industry to receive the accolade for this year. KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about KLA-Tencor is available on the Internet at http://www.kla-tencor.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and federal securities law. Such forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to expectations, predictions, beliefs, and assumptions should be considered forward-looking statements. These statements include, but are not limited to, those associated with the expected closing time for the proposed merger, the expectation that the proposed merger will be tax-free, the impact of the proposed merger on the growth and development and availability of existing and new products, and other expected benefits from the proposed merger. These statements involve risks and uncertainties including those associated with wafer pricing and wafer demand; the results of product development efforts; the success of product offerings to meet customer needs within the timeframes required by customers in these markets; disruption from the proposed merger making it more difficult to maintain relationships with customers, vendors and employees; the failure to obtain and retain expected synergies from the proposed merger; the failure of ADE shareholders to approve the proposed merger; delays in obtaining, or adverse conditions contained in, any required regulatory approvals; failure to consummate or delay in consummating the proposed merger for other reasons, changes in laws or regulations and other similar factors. Further information on potential factors that could affect KLA-Tencor’s or ADE Corporation’s respective businesses is contained in their reports on file with the Securities and Exchange Commission (“SEC”), including their respective Form 10-K’s. KLA-Tencor and ADE are under no obligation to (and expressly disclaim any such obligation to) update or alter their respective forward-looking statements whether as a result of new information, future events or otherwise.